EXHIBIT 99.1

NEWS RELEASE
American Oil & Gas Provides Operations Update and
Reports Preliminary Financial Results For Fiscal 2006
DENVER, March 19, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) provides the following operational update:
•	Fetter Project (Converse County, Wyoming)
     The Sims 15-26 well commenced drilling on February 7, 2007 and has reached intermediate casing point at a depth of 10,852 feet. After logging, the well will be cased with 9-5/8 inch casing and drilling operations will continue. Current plans call for the well to be drilled vertically through the two primary pay zones in the field, the Niobrara and the Frontier formations, which will allow for extensive reservoir evaluation to be conducted through coring and logging operations. The participants in the well are considering drilling below the Frontier formation to evaluate deeper formations, after which the well bore will be secured back to a depth sufficient to allow an approximate 2,000 foot horizontal lateral leg to be drilled into the Frontier formation.
     The Sims 15-26 well is the first well being drilled under the previously announced participation agreement with Red Technology Alliance LLC (“RTA”), which gives RTA the option to fund 100% of the drilling, completion and equipping of the next three to four wells at Fetter, and a project management agreement under which Halliburton Energy Services has been engaged to manage the operations funded by RTA. In these initial three to four wells, RTA will own a 75% working interest and will carry American through the tanks for 23.125%. Upon the completion of this drilling program, RTA will have earned assignment of 25% ownership in approximately 53,000 gross acres in the Fetter acreage position, where American currently owns a 92.5% interest.
•	Krejci Project (Converse and Niobrara Counties, Wyoming)
     Brigham Exploration Company (NASDAQ: BEXP) has successfully drilled the Krejci 3-29 and the Mill Trust 1-12 wells, both of which were drilled horizontally into the targeted Mowry formation. Extensive testing of both the cased hole and the open hole sections of the horizontal laterals in each well is ongoing. Both wells have yielded very favorable early production. As a result, Brigham has commenced an eight well continuous drilling program that began on March 15th with the spudding of the Werner 1-14H well. This eight well program, which will be spread out over a large portion of our acreage position, is designed to obtain extensive reservoir information through coring and logging operations as well as to evaluate additional drilling and completion methods in order to determine which are most effective
     Under the terms of our previously announced agreement, Brigham is funding 100% of the drilling and completion costs (including surface oil production facilities) of the initial two wells. Brigham owns a 50% interest in each of the first two wells, and American owns 45%. On all future wells, American will pay its approximate 45% share of all costs and will own an approximate 45% interest in each well. American, Brigham and privately held North Finn LLC currently control approximately 120,000 gross acres in the Krejci project.

•	Goliath Project. (Williams County, North Dakota)
     The Champion 1-25H well, targeting the Mississippian Bakken formation, continues flow back and clean-up operations. Current plans include placing the well on pump and to potentially isolate and selectively test each of the three horizontal laterals in order to obtain reservoir information that may facilitate the well bore design of future wells. Drilling activity is underway in and around the Goliath acreage by other operators, and American is closely monitoring the various drilling, completion and stimulation techniques being used. American owns a 50% working interest in the Champion 1-25H well, Teton Energy Corporation (AMEX: TEC) is participating in this well with a 25% working interest, and Evertson Operating Company, the designated operator, owns the remaining 25% working interest. The above participant group currently controls approximately 87,000 gross acres in the Goliath project
     FINANCIAL RESULTS
     As previously announced, the filing of American’s financial statements for the year ended December 31, 2006 is delayed due to the additional demands resulting from amending its financial statements for the year ended December 31, 2005 and for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. When the financial statements for December 31, 2006 are filed, American expects to report revenues of approximately $3.8 million and a net loss to common stockholders of approximately $100,000, ($0.00 cents per share basic and diluted), for the year ended December 31, 2006, as compared to revenues of $4.7 million and net income to common stockholders (after amendment) of approximately $550,000 (net income of approximately two cents per share, basic and diluted), for the prior fiscal year ended December 31, 2005. The reduction in revenues results from the sale of American’s Big Sky project in March 2006.
     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 — Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184